Exhibit 5.1

MITCHELL SILBERBERG & KNUPP LLP

A LAW PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

Andrew E. Katz A Professional Corporation (310) 312-3738 Phone (310) 231-8408 Fax aek@msk.com

November 15, 2013

Via Edgar

California Republic Funding, LLC

18400 Von Karman, Suite 1100

Irvine, CA 92612

Re:	California Republic Auto Receivables Trust 2013-2

Ladies and Gentlemen:

We have acted as special counsel for California Republic Funding, LLC (the “Depositor”), a Delaware limited liability company, in connection with the preparation and filing of the prospectus dated November 7, 2013 ( the “Prospectus”) and the prospectus supplement dated November 15, 2013 (the “Prospectus Supplement) relating to $247,160,000 of asset backed notes consisting of $39,000,000 aggregate principal amount of 0.33000% Class A-1 Asset Backed Notes (the “Class A-1 Notes”), $184,500,000 aggregate principal amount of 1.23% Class A-2 Asset Backed Notes (the “Class A-2 Notes”), $11,890,000 aggregate principal amount of 2.31% Class B Asset Backed Notes (the “Class B Notes”), and $11,770,000 aggregate principal amount of 3.32% Class C Asset Backed Notes (the “Class C Notes” and with the Class A-1 Notes, the Class A-2 Notes and the Class B Notes, the “Notes”) of California Republic Auto Receivables Trust 2013-2 (the “Issuer” or the “Trust”), which Notes are being offered pursuant to an underwriting agreement dated November 15, 2013 (the “Underwriting Agreement”) by and among Credit Suisse Securities (USA) LLC (the “Underwriter”), the Depositor and California Republic Bank (the “Bank”). Any capitalized term not defined herein shall have the meaning given to that term in the Underwriting Agreement, or if not therein defined in Annex A to the Sale and Servicing Agreement dated as of November 1, 2013 (the “Sale and Servicing Agreement”) by and among the Depositor, the Bank, the Issuer, Deutsche Bank Trust Company Americas (the “Indenture Trustee”) and CSC Logic, Inc. (the “Backup Servicer”).

The Notes will be issued pursuant to an indenture, dated as of November 1, 2013 (the “Indenture”), between the Issuer and the Indenture Trustee. The Issuer is a Delaware statutory trust governed by an amended and restated trust agreement, dated as of November 1, 2013 (the “Trust Agreement”), between the Depositor and Wilmington Trust, National Association, as trustee (the “Owner Trustee”). The assets of the Issuer will consist primarily of a pool of motor vehicle retail installment sale contracts and installment loans (the “Receivables”).

11377 West Olympic Boulevard, Los Angeles, California 90064-1683

Phone: (310) 312-2000 Fax: (310) 312-3100 Website: WWW.MSK.COM

MITCHELL SILBERBERG & KNUPP LLP

November 15, 2013

In our capacity as special counsel for the Depositor and for purposes of this opinion, we have made those examinations and investigations of the legal and factual matters we deemed advisable, and have examined the originals, or copies identified to our satisfaction as being true copies of the originals, of the certificates, documents, corporate records, and other instruments which we, in our judgment, have considered necessary or appropriate to enable us to render the opinion expressed below. We have relied, without independent investigation or confirmation, upon certificates provided by public officials and officers of the Depositor as to certain factual matters. In the course of our examinations and investigations, we have assumed the genuineness of all signatures on original documents, and the due execution and delivery of all documents requiring due execution and delivery for the effectiveness thereof.

Based upon and subject to the foregoing and in reliance thereon, and subject to the assumptions, exceptions and qualifications set forth herein, it is our opinion that:

The Notes, when executed and authenticated as specified in the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued and will constitute legal, valid and binding obligations of the Trust, entitled to the benefits of the Indenture, and enforceable in accordance with their terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other laws, provisions or principles now or hereafter in effect affecting the enforcement of creditors’ rights generally and except that no opinion is expressed as to the availability of remedies of specific performance, injunction or other forms of equitable relief, all of which may be subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any such proceeding may be brought.

We are opining herein as to only the effect of the laws of the State of California and of New York, the Delaware Limited Liability Company Act and federal law, and we express no opinion as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Depositor’s current report on Form 8-K. In giving our consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder. This opinion is given solely for your benefit, is given as of the date hereof, and we assume no obligation to advise you of change.

Very truly yours,

/s/ Mitchell Silberberg & Knupp LLP

MITCHELL SILBERBERG & KNUPP LLP